Exhibit 99.1

FOR IMMEDIATE RELEASE

SANUWAVE Closes $1.5 MILLION EQUITY OFFERING

ALPHARETTA, GA, March 14, 2016 – SANUWAVE Health, Inc. (OTCBB: SNWV) today announced it has closed an equity offering with select accredited investors raising total gross proceeds of $1.5 million. The company expects to close on an additional amount under the same terms by March 31, 2016, the expiration date of the offering.

Net proceeds will be used to fund the Company’s FDA submission of its Phase III clinical trial data for treating diabetic foot ulcers using the Company’s dermaPACE® device, for working capital and general corporate purposes.

Through the equity offering, the Company issued 25 million shares of common stock on a fully converted basis at a price of $0.06 per share. The Company also issued to the investors warrants to purchase up to 25 million shares of common stock at an exercise price of $0.08. If exercised this would bring an additional $2 million in capital to the Company. The warrants are immediately exercisable and have an expiration date of March 17, 2019.

"With the support from new investors and continued support from existing shareholders and our entire staff, we have improved our balance sheet. This funding increases our financial stability and sets up clear path towards obtaining FDA approval for our dermaPACE product," commented Kevin A. Richardson, II, Chairman and Chief Executive Officer of SANUWAVE. “These additional financial resources should provide us with the financial flexibility to continue our operations as we prepare our FDA filing and prepare to market dermaPACE upon approval. Thanks to the support and perseverance of our existing shareholders, we are now in position to achieve our primary goal,” concluded Mr. Richardson.

Newport Coast Securities acted as sole placement agent in connection with this transaction.

The securities offered in these financing transactions have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. Pursuant to the terms of a registration rights agreement entered into with the purchasers, the Company has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock sold in the offering and issuable upon exercise of the warrants. Any offering of the Company's securities under the resale registration statement referred to above will be made only by means of a prospectus.

This release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such jurisdiction.

About SANUWAVE Health, Inc.

SANUWAVE Health, Inc. (www.sanuwave.com) is a shock wave technology company initially focused on the development and commercialization of patented noninvasive, biological response activating devices for the repair and regeneration of skin, musculoskeletal tissue and vascular structures. SANUWAVE’s portfolio of regenerative medicine products and product candidates activate biologic signaling and angiogenic responses, producing new vascularization and microcirculatory improvement, which helps restore the body’s normal healing processes and regeneration. SANUWAVE applies its patented PACE technology in wound healing, orthopedic/spine, plastic/cosmetic and cardiac conditions. Its lead product candidate for the global wound care market, dermaPACE®, is CE Marked throughout Europe and has device license approval for the treatment of the skin and subcutaneous soft tissue in Canada, Australia and New Zealand. In the U.S., dermaPACE is currently under the FDA’s Premarket Approval (PMA) review process for the treatment of diabetic foot ulcers. SANUWAVE researches, designs, manufactures, markets and services its products worldwide, and believes it has demonstrated that its technology is safe and effective in stimulating healing in chronic conditions of the foot (plantar fasciitis) and the elbow (lateral epicondylitis) through its U.S. Class III PMA approved OssaTron® device, as well as stimulating bone and chronic tendonitis regeneration in the musculoskeletal environment through the utilization of its OssaTron, Evotron® and orthoPACE® devices in Europe, Asia and Asia/Pacific. In addition, there are license/partnership opportunities for SANUWAVE’s shock wave technology for non-medical uses, including energy, water, food and industrial markets.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Forward-looking statements include all statements that are not statements of historical fact regarding intent, belief or current expectations of the Company, its directors or its officers. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control. Actual results may differ materially from those projected in the forward-looking statements. Among the key risks, assumptions and factors that may affect operating results, performance and financial condition are risks associated with the regulatory approval and marketing of the Company’s product candidates and products, unproven pre-clinical and clinical development activities, regulatory oversight, the Company’s ability to manage its capital resource issues, competition, and the other factors discussed in detail in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement.

For additional information about the Company, visit www.sanuwave.com.

Contact:

Todd Markey
IR Partners
818-280-6800
tmarkey@irpartnersinc.com

SANUWAVE Health, Inc.
Kevin Richardson II
Chairman of the Board
978-922-2447investorrelations@sanuwave.com